UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: May 5, 2017

Function(x) Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

EXPLANATORY NOTE

The Company is filing this Form 8-K in part to correct certain disclosures made in the Company’s May 8, 2017 Form 8-K and May 11, 2017 Form 8-K/A relating to the Series G Private Placement (as defined below) that closed on May 5, 2017.

Item 1.01    Entry into a Material Definitive Agreement

The disclosure contained in Item 8.01 below is hereby incorporated herein by reference

Item 2.04    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The disclosure contained in Item 8.01 is hereby incorporated herein by reference

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported on the Current Report on Form 8-K filed on June 1, 2017, the Company received a letter dated May 25, 2017 from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC indicating that the Staff had determined to delist the Company’s common stock from The Nasdaq Capital Market due to the Company’s non-compliance with the filing requirement, as set forth in Nasdaq Listing Rule 5250(c), given the Company’s failure to timely file the Form 10-Q for the quarter ended March 31, 2017 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”). In response, the Company requested a hearing before a Nasdaq Hearings Panel, which has been scheduled for June 29, 2017. The filing deficiency is in addition to the bid price deficiency, of which the Company was notified by the Staff on April 7, 2017 and granted a grace period within which to regain compliance through October 4, 2017, as reported on the Current Report on Form 8-K filed on April 13, 2017. In view of the ongoing review referenced below, the continued delay in filing the Form 10-Q and other operating questions, the Company has determined to accept the Staff’s delisting determination. Accordingly, trading in the Company’s common stock will be suspended on Nasdaq effective with the open of The Nasdaq Capital Market on June 22, 2017. Nasdaq will subsequently file a Form 25 with the SEC to complete the delisting process.

Immediately following the suspension of trading on Nasdaq, the Company expects its common stock will be quoted on the OTC Pink market electronic quotation service operated by OTC Markets Group Inc. The common stock will trade under the symbol FNCX. For quotes or additional information on the OTC Pink market, please visit http: //www.otcmarkets.com.

Item 3.02    Unregistered Sales of Equity Securities

The disclosure contained in Item 8.01 is hereby incorporated herein by reference.

Item 8.01    Other Events

(a)On May 8, 2017, as amended on May 11, 2017, the Company reported on the Current Report on Form 8-K that the Company entered into binding agreements for the sale of $10 million of its Series G Convertible Preferred Stock (the “Series G Preferred Stock”), and that, of that amount, the Company’s Chairman and Chief Executive Officer, Robert F.X. Sillerman, subscribed for $2.2 million. Also on May 8, 2017, the Company issued a press release disclosing that it had accepted subscriptions for the issuance of $10 million of its Series G Preferred Stock, that the gross proceeds were expected to be approximately $10 million after deducting transaction expenses, and that such proceeds would be used for working capital and for executing on the Company’s expansion plan.

The Company is correcting its prior disclosure to report that the Company has received subscriptions and from those subscriptions, cash of $4.8 million was funded from investors not affiliated with the Company. A portion of the cash received by the Company from such funded subscriptions, together with a series of repayments and reinvestments by affiliates of Robert FX Sillerman in Series G Preferred Stock, was used to repay the balance ($5.55 million) of the Company’s line of credit from Sillerman Investment Company IV, LLC, an affiliate of Robert F.X. Sillerman. The total reinvestment in Series G Preferred Stock by such affiliates was $3.45 million. Subsequent to the Company’s disclosures on May 8 and May 11, two of the Series G Preferred Stock investors rescinded their investments, totaling $0.7 million, and the remaining subscriptions of $2.7 million from May 5, 2017 have not been funded and there is no assurance they will be funded.. However Mr. Sillerman increased his initial $2.2 million subscriptions to replace $1.25 million of these. Approximately $1.5 million was retained for use as working capital (net of refunds described in this paragraph).

On May 15, 2017, the Audit Committee of the Board of Directors of the Company engaged outside legal counsel to conduct an internal investigation into the Series G Preferred Stock offering and the Company’s internal controls over cash disbursements and disbursements from the Company to Robert F.X. Sillerman and his affiliates.

On May 16, 2016, the Company filed a Form 12b-25 to report that it would need additional time to complete its quarterly report on Form 10-Q for the quarter ended March 31, 2017 (the “Quarterly Report”).

The Company intends to file its Quarterly Report promptly upon completion of such investigation.

(b)On June 21, 2017, the Company issued a press release relating to the disclosures contained herein. A copy of the press release is attached as Exhibit 99.1.

Item 9.01    Exhibits

Exhibit        Description

99.1        Press Release dated June 21, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNCTION(X) INC. By: /s/ Robert F.X. Sillerman
Name: Robert F.X. Sillerman Title: Executive Chairman and Chief Executive Officer
DATE: June 21, 2017